Exhibit 10.9.1

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE
BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

PROSPECTUS	June 11, 2001

NET2000 COMMUNICATIONS, INC.
9,375,000 shares of Common Stock ($0.01 Par Value)

Amended and Restated 1999 Stock Incentive Plan

      This Prospectus covers shares of Common Stock, par value $0.01 per share (referred to in this Prospectus as “Common Stock” or “Shares”) of Net2000 Communications, Inc. (referred to in this Prospectus as the “Company”) that may be issued under the Net2000 Communications, Inc. Amended and Restated 1999 Stock Incentive Plan (the “Plan”).

      This Prospectus describes the principal features of the Plan in general terms. You may request a copy of the complete text of the Plan and additional information about the Plan and its administrators by contacting the Corporate Secretary of the Company at 2180 Fox Mill Road, Herndon, Virginia 20171 (Telephone: 703-654-2000). You also may request from the Corporate Secretary of the Company copies of the other documents that make up a part of this Prospectus (described more fully at the end of this document), as well as all reports, proxy statements and other communications distributed to the Company’s security holders generally.

      You should rely only on the information contained in this Prospectus and in the other formal documents mentioned above when making decisions regarding the securities offered to you under the Plan pursuant to this Prospectus. The Company has not authorized any person to give any information or to make any representations other than those contained in this Prospectus and those formal documents. You should be aware also that the affairs of the Company may have changed since the date of this Prospectus. This Prospectus does not constitute an offer or solicitation in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such state or jurisdiction.

      This Prospectus covers securities that have been registered under the Securities Act of 1933. These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of the Prospectus.

TABLE OF CONTENTS

PURPOSE OF THE PLAN	2

ADMINISTRATION	2

ELIGIBILITY	2

TYPES OF AWARDS	3

STOCK OPTIONS	3

Recipients of Options	3

Purchase Price	3

Vesting and Exercise Rules	3

Medium and Time of Payment	4

Rules Applicable to ISOs	4

STOCK APPRECIATION RIGHTS	4

STOCK AWARDS	4

PHANTOM STOCK UNITS	5

PERFORMANCE AWARDS	5

OTHER STOCK-BASED AWARDS	5

SUBSTITUTE AWARDS	5

TAX ASPECTS OF AWARDS	5

Nonqualified Options	5

Incentive Stock Options	6

Stock and Other Share-Based Awards	7

Performance Awards	8

Tender of Company Common Stock in Connection with Awards	8

Cashless Exercise of Options	9

Net Capital Gain	9

Alternative Minimum Tax	9

Transferability of Certain Awards	9

Tax Withholding	10

Loans	10

Other Laws	10

OTHER INFORMATION CONCERNING THE PLAN AND AWARDS	11

Shares Subject to the Plan	11

Limit On Number of Shares Available to Any Individual under the Plan	11

Forfeitures; Adjustments to Awards	11

Duration of the Plan	12

Amendment, Modification, and Termination of the Plan	12

Transferability of Awards	12

Employment Rights	12

RESTRICTIONS ON RESALE	13

MATTERS INCORPORATED BY REFERENCE	13

ADDITIONAL INFORMATION	14

-i-

PURPOSE OF THE PLAN

      The Plan allows employees to participate in the financial success of the Company through the ownership of Common Stock and the receipt of other equity-based incentive awards. Under the Plan, Common Stock may be issued to eligible individuals as a result of grants of nonqualified stock options, incentive stock options, stock appreciation rights, restricted or unrestricted stock awards, phantom stock units, and performance awards (all such grants are referred to in this Prospectus individually as an “Award” or collectively as “Awards”).

ADMINISTRATION

      The Plan is administered by the Board of Directors of the Company or by such committee or committees as may be appointed by the Board of Directors from time to time (referred to in this Prospectus as the “Administrator”).

      The Administrator has authority to grant Awards under the Plan, prescribe Grant Agreements evidencing the Awards and establish programs for granting Awards. In exercising this authority, the Administrator has full and sole power to:

•	select eligible persons who can participate in the Plan;

•	determine the sizes and types of Awards;

•	determine the terms and conditions of Awards;

•	except as otherwise provided in this Prospectus under the heading “Adjustments to Awards,” amend the terms and conditions of any outstanding Award without the consent of the holder in any manner that does not materially adversely affect the Award;

•	construe and interpret the Plan and any agreement or instrument entered into under the Plan;

•	establish, amend, or waive rules and regulations for the Plan’s administration; and

•	make all other determinations that may be necessary or advisable for the administration of the Plan.

      The Administrator’s determinations under the Plan need not be uniform. All determinations and decisions that the Administrator makes pursuant to the provisions of the Plan are final, conclusive and binding on all parties.

ELIGIBILITY

      All employees, officers, directors and consultants of the Company or of any corporation, partnership, joint venture or other entity that controls, is controlled by, or is under common control with the Company (the Company and these related entities are collectively referred to in this Prospectus as the “Company”) are eligible to participate in the Plan. The Administrator selects the eligible individuals who will receive Awards.

TYPES OF AWARDS

      The Plan permits the grant of various types of Awards, either separately or in tandem with other Awards. The terms of each Award are specified in a written agreement (referred to in this Prospectus as the “Award Agreement”). The terms of Awards may vary from award to award and from person to person. A brief description of the types of Awards that may be granted under the Plan follows.

STOCK OPTIONS

      The Administrator may award stock options (referred to in this Prospectus as “Options”) to eligible individuals. In general, an Option is a contractual right granted to an individual to purchase up to a specified number of Shares at a specified purchase price within a specified period of time, subject to certain conditions. The Administrator may award Options which qualify as incentive stock options (sometimes referred to in this Prospectus as “ISOs”) as defined by section 422 of the Internal Revenue Code of 1986, as amended (referred to in this Prospectus as the “Code”), nonqualified stock options (sometimes referred to in this Prospectus as “NQSOs”) which do not qualify as ISOs, or a combination of the two. The primary difference between ISOs and NQSOs is their tax treatment, which is described in this Prospectus under the heading “Tax Aspects of Awards.”

      The Award Agreement for an Option provides the type of Option (ISO or NQSO) awarded, the number of Shares subject to the Option, the purchase price of those Shares, the term of the Option, and such other terms and conditions as the Administrator may determine.

In general, the following rules apply to Options granted under the Plan:

Recipients of Options: ISOs may be granted only to employees of the Company or a parent or subsidiary corporation of the Company. NQSOs may be granted to any eligible individual.

Purchase Price: ISOs must have a purchase price at least equal to fair market value of the underlying Shares on the grant date (or 110% of the fair market value if granted to an individual who owns more than 10% of the total combined voting power of all classes of shares of the Company, or its parent or subsidiary corporations). NQSOs may have a purchase price less than fair market value. The Plan generally defines “fair market value” to mean the last reported sale price per Share on the relevant date or, if no sale takes place on that date, the average of the closing bid and asked prices on that date, as reported on the Nasdaq National Market.

Vesting and Exercise Rules: The Shares subject to an Option may be purchased (referred to generally as the “exercise” of the Option) as allowed by the vesting and exercisability rules set forth in the Award Agreement. Unless the Award Agreement states otherwise, Options are exercisable at any time during the Option’s term. However, the Award Agreement might provide that Options are only exercisable in accordance with a vesting schedule. In addition, the right to exercise might terminate when certain events occur, such as termination of employment, as specified in the Award Agreement. An Option holder is not required to exercise an Option when it first becomes exercisable. The Option holder may exercise the Option (or the exercisable portion of the Option, as the case may be) at any time within the remaining term of the Option, subject to the rules in the Award Agreement. Partial exercise will be permitted from time to time in accordance with administrative rules of exercise established by the Administrator.

Medium and Time of Payment: To exercise an Option, the Option holder must give written notice to the Corporate Secretary of the Company or such other person designated by the Administrator specifying the intention to purchase Shares, the number of Shares to be purchased and the date that the purchase is to occur. Shares purchased upon exercise of an Option must be paid in full at the time of purchase in accordance with the terms of the Award Agreement evidencing the Option. An Award Agreement might provide that the purchase price is to be paid (i) in cash or cash-equivalents, (ii) by tendering or having Shares withheld that have an aggregate fair market value equal to the purchase price, (iii) by a broker-assisted cashless exercise procedure, (iv) by a combination of the foregoing methods, or (v) by any other means that the Administrator approves. In addition, the Administrator may authorize the Company to make or guarantee loans to Option holders upon such terms and conditions as the Administrator considers appropriate. No Shares will be issued pursuant to any Option until full payment of the purchase price has been made to the Company. An Option holder will have none of the rights of a shareholder of the Company until such Shares are issued.

Rules Applicable to ISOs: In order for an Option to be an ISO, the Administrator must designate it as such at the time of grant or in the Award Agreement evidencing the Option. In addition, grants of ISOs are limited by the following general restrictions: (i) ISOs must be granted within 10 years of the Plan’s adoption by the Board; (ii) the term of an ISO cannot exceed 10 years (5 years if granted to an individual who owns more than 10% of the total combined voting power of all classes of shares of the Company, or its parent or subsidiary corporations); (iii) the aggregate fair market value (determined as of the grant date) of Shares with respect to which all ISOs first become exercisable by any individual in any calendar year under this Plan or any other plan of the Company and its parent and subsidiary corporations may not exceed $100,000 or such other amount as may be permitted from time to time under Section 422 of the Code; and (iv) an ISO cannot be granted in tandem with an NQSO in such a manner that the exercise of one affects an individual’s right to exercise the other.

STOCK APPRECIATION RIGHTS

      The Administrator may award stock appreciation rights (referred to in this Prospectus as an “SAR”) to eligible individuals. In general, an SAR entitles the holder to receive a payment having an aggregate value equal to the product of (i) the excess of (A) the fair market value on the exercise date of one Share over (B) the base price per Share specified in the Award Agreement, times (ii) the number of Shares for which the SAR is being exercised. The Administrator will determine whether to pay the amount receivable upon the SAR’s exercise via cash or by delivery of Shares or by a combination of the two. If any portion of the payment is to be made in Shares, the number of Shares will be determined by dividing such portion of the payment amount by the fair market value of a Share on the exercise date. No fractional shares will be used for such payment, and the Administrator will determine whether cash will be given in lieu of any fractional shares or whether the fractional shares will be canceled without payment.

STOCK AWARDS

      The Administrator may award restricted or unrestricted stock to eligible individuals. The Administrator will determine whether to pay the stock Award in cash or by delivery of Shares or by a combination of the two. If the Award is for restricted stock, an Award Agreement will specify the restrictions, their duration and events that would cause the individual to forfeit the Shares.

PHANTOM STOCK UNITS

      The Administrator may grant Awards denominated in stock-equivalent units (referred to in this Prospectus as “phantom stock units”) to eligible individuals. Phantom stock units granted to an individual will be credited to a bookkeeping reserve account solely for accounting purposes. The Company is not required to segregate any of the Company’s assets on account of granting phantom stock units. The Administrator will determine whether to pay the amount due upon settlement of the phantom stock unit via cash or by delivery of Shares or by a combination of the two. Except as otherwise provided in the applicable Award Agreement, the recipient of phantom stock units will have none of the rights of a shareholder with respect to any Shares represented by the phantom stock unit solely as a result of being granted the phantom stock unit.

PERFORMANCE AWARDS

      The Administrator may grant performance awards which become payable on account of attainment of one or more performance goals established by the Administrator. Performance goals may be based on the Company’s operating income or one or more other business criteria that apply to an individual or group of individuals, a business unit, or the Company as a whole, over a performance period designated by the Administrator. The Administrator will determine whether to pay performance awards in cash or by delivery of Shares or by a combination of the two.

OTHER STOCK-BASED AWARDS

      The Administrator may grant other stock-based awards to eligible employees. Such Awards may be denominated in cash, in Common Stock or other securities, in stock -equivalent units, in stock appreciation units, in securities or debentures convertible into Common Stock, or in any combination of the foregoing and may be paid in Common Stock or other securities, in cash, or in a combination of Common Stock or other securities and cash, all as determined in the sole discretion of the Administrator.

SUBSTITUTE AWARDS

      Awards may be granted under the Plan from time to time in substitution for awards held by employees, officers, consultants or directors of entities who become or are about to become employees, officers, consultants or directors of the Company as the result of a merger or consolidation of the employing entity with the Company, or the acquisition by the Company of the assets or stock of the employing entity. The terms and conditions of any substitute Awards so granted may vary from the terms and conditions set forth in the Plan to the extent that the Administrator deems appropriate at the time of grant to conform the substitute Awards to the provisions of the awards for which they are substituted.

TAX ASPECTS OF AWARDS

      The following is a brief summary of the principal United States federal income tax consequences to participants and the Company of participation in the Plan. The summary is based on the provisions of the Code as in effect on the date of this Prospectus and on existing and proposed regulations and rulings thereunder, all of which are subject to change. Each participant is urged to consult his or her tax advisor regarding the tax consequences of participation in the Plan.

      Nonqualified Options. To the extent that any Option does not satisfy the requirements for an incentive stock option, it will be treated as a nonqualified stock option. An Option holder generally will not recognize income for federal income tax purposes at the time a nonqualified stock option is granted.

An Option holder who is not an officer or director of the Company subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (referred to in this Prospectus as the “Exchange Act”) will recognize ordinary income upon exercise of a nonqualified stock option in an amount equal to the difference between the fair market value of the Common Stock on the exercise date and the purchase price.

      It is presently unclear what income tax consequences result with respect to the exercise of a nonqualified option by an officer or director who could be subject to liability under Section 16(b) of the Exchange Act if such exercise occurs less than six months after the officer or director makes a non-exempt purchase (or is deemed to have made a non-exempt purchase) of other shares of Common Stock of the Company. Officers and directors should consult with their tax advisors if this circumstance arises.

      When shares acquired upon exercise of a nonqualified stock option are sold or otherwise disposed of, the Option holder generally will recognize gain (or loss) equal to the difference between the amount realized and the Option holder’s tax basis in the shares. An Option holder’s tax basis in shares of Common Stock received upon exercise of a nonqualified stock option generally is the sum of the purchase price paid and the ordinary income recognized as a result of exercising the nonqualified stock option. But see, “Tax Aspects of Awards —Tender of Company Common Stock in Connection with Awards,” below. Ordinarily, the gain (or loss) recognized on a sale or other disposition will be a long-term capital gain (or loss) if more than one year has elapsed between the date on which ordinary income was recognized and the date of the sale, or short-term capital gain (or loss) if a lesser period has elapsed.

      The Company generally will be entitled to a deduction for federal income tax purposes with respect to the exercise of a nonqualified stock option at the same time and in the same amount as ordinary income is recognized by the Option holder.

      Incentive Stock Options. An Option holder will not recognize ordinary taxable income upon the grant or exercise of an incentive stock option. However, the Option holder may be subject to the alternative minimum tax upon exercise of an Award which qualifies as an incentive stock option. See “Tax Aspects of Awards — Alternative Minimum Tax.” Under the Code, the aggregate fair market value (determined at the time of grant) of stock with respect to which incentive stock options are exercisable for the first time by any individual during any calendar year under the Plan and all other plans of the Company and related corporations may not exceed $100,000.

      In order to qualify for the tax treatment accorded incentive stock options, the Option holder generally must be an employee of the Company or its parent or subsidiary corporation from the date the Option is granted until three months before the Option is exercised. However, if an Option holder is disabled within the meaning of Code section 22(e)(3), the three-month period is extended to twelve months. Finally, in the case of an Option holder who dies, solely for purposes of determining whether the Option is an incentive stock option, the three-month period is waived with respect to the exercise of the Option by the Option holder’s estate or by a person who acquires the right to exercise the Option by reason of the Option holder’s death. Although an Award Agreement may provide that an incentive stock option may be exercised more than three months after an Option holder retires, if it is not exercised within three months, it will not be treated as an incentive stock option, but will be taxed as a nonqualified stock option. See “Tax Aspects of Awards — Nonqualified Options.”

      Upon sale of the shares acquired upon exercise of an incentive stock option, any gain recognized generally will be taxed as capital gain if such shares have been held for at least two years from the date the incentive stock option was granted and more than one year from the date the shares were transferred to the Option holder. Any sale or other disposition of the shares acquired upon exercise of an incentive stock option prior to the expiration of the holding period described in this paragraph is deemed a “disqualifying disposition” unless the Option is exercised after the Option holder’s death by the Option holder’s estate or by the person who acquired the right to exercise the Option by reason of the Option holder’s death.

      Upon a disqualifying disposition, an Option holder generally will recognize ordinary income in an amount equal to the lesser of (a) the excess of the fair market value of the shares on the date the Option was exercised over the purchase price, or (b) the excess of the amount realized upon such disposition over the adjusted tax basis of the shares. If the amount realized exceeds the fair market value of the shares on the date of the exercise, the excess will be treated as long-term capital gain provided that the shares have been held for more than one year or short-term capital gain if the shares have been held for one year or less.

      An Option holder’s tax basis in shares of Common Stock received upon exercise of an incentive stock option generally is equal to the purchase price paid. But see, “Tax Aspects of Awards — Tender of Company Common Stock in Connection with Awards,” below.

      The Company will not be entitled to a deduction for federal income tax purposes at the time an incentive stock option is granted or exercised or, unless a disqualifying disposition has occurred, at the time the shares acquired upon exercise of an incentive stock option are sold. If an Option holder makes a disqualifying disposition, the Company generally will be entitled to take a deduction at the same time and in the same amount as the ordinary income recognized by the Option holder.

      Stock and Other Share-Based Awards. Upon the settlement of a share-based award (including SARs) in cash, the recipient recognizes ordinary income equal to such cash amount. The tax consequences of receiving Common Stock pursuant to a share-based award (other than Options) under the Plan is similar to receiving cash compensation from the Company, unless the Common Stock awarded is restricted stock. If the Common Stock is unrestricted, the recipient must recognize ordinary income equal to the fair market value of the Common Stock on the date of receipt less any amount paid for that stock. If Common Stock is restricted when it is received, no income is recognized upon receipt unless, within thirty days of receipt, the recipient makes a Section 83(b) election in accordance with Treasury Regulations to recognize income upon receipt of the Common Stock. Common Stock is considered to be restricted for income tax purposes if it is nontransferable and subject to a substantial risk of forfeiture. Also, Common Stock received by an officer or director subject to Section 16(b) of the Exchange Act is considered to be restricted so long as sale of that Common Stock could subject him or her to suit under Section 16(b). If no Section 83(b) election was made, then on the date the restrictions lapse, the recipient recognizes ordinary income equal to the fair market value of the Common Stock on that date less any amounts paid for that Common Stock.

      The recipient of a share-based award will acquire a tax basis in shares of Common Stock received pursuant to such award equal to the sum of the amount paid for such shares and the ordinary income recognized as a result of the award. But see, “Tax Aspects of Awards — Tender of Company Common Stock in Connection with Awards,” below. The holding period for shares of Common Stock received pursuant to a share-based award begins immediately after the date on which ordinary income is recognized.

      Generally, the Company will be entitled to a deduction for federal income tax purposes with respect to a share-based award at the same time and in the same amount as ordinary income is recognized by the recipient.

      Performance Awards. The recipient of a performance award generally does not recognize income upon the grant of the award. Upon payment of the performance award, amounts received, whether in cash or in shares, are taxable to the recipient of the award as ordinary income in the year of receipt. The Company generally will be entitled to a deduction for federal income tax purposes with respect to a performance award at the same time and in the same amount as ordinary income is recognized by the recipient.

      Tender of Company Common Stock in Connection with Awards. In the Administrator’s discretion, incentive stock options and nonqualified stock options may be exercised by tendering shares of the Common Stock of the Company with a fair market value equal to part or all of the Option purchase price as payment. As a general rule, an exchange of common shares for common shares of the same corporation is a nontaxable exchange. For purposes of determining capital gain or loss treatment upon subsequent dispositions of the shares, the shares of stock received upon exercise of the stock option that are equal in number to the shares tendered (the shares tendered are referred to in this prospectus as “Payment Shares”) will have a carryover holding period, and the holding period of any additional shares of stock received will begin on the date that the stock option is exercised.

      Upon exercise of a nonqualified stock option via tender of shares, regardless of whether the Payment Shares may have been acquired under an incentive stock option for which the minimum holding period requirements have not been satisfied (see “Tax Aspects — Incentive Stock Options,” above), the Option holder will (i) recognize as ordinary income the fair market value of the shares received that exceed the number of Payment Shares tendered, less cash, if any, paid on the exercise; (ii) not recognize income with respect to the shares received equal in number to the Payment Shares tendered; and (iii) have a carryover basis with respect to those shares of stock received that are equal in number to the Payment Shares tendered, and a basis in any additional shares equal to the difference between the fair market value of the shares received pursuant to the nonqualified stock option and the exercise price of the nonqualified stock option, plus any cash actually paid.

      Upon exercise of an incentive stock option via tender of shares, where the Payment Shares were acquired from a source other than an incentive stock option or, if acquired under an incentive stock option, the minimum holding period requirements have been satisfied, the Option holder will (i) not recognize income upon the exercise of the incentive stock option; (ii) not recognize capital gain or loss on the tender of Payment Shares; (iii) have a carryover basis with respect to those shares of stock received that are equal in number to the Payment Shares tendered, and a basis in any additional shares equal to the cash, if any, paid on the exercise; and (iv) for purposes of determining whether the minimum holding period requirements are satisfied upon subsequent dispositions, the holding period of all shares received will begin on the date the incentive stock option is exercised via tender of shares.

      Upon exercise of an incentive stock option via tender of shares, where the Payment Shares were acquired under an incentive stock option for which the minimum holding period requirements have not been satisfied, the Option holder will (i) have a “disqualifying disposition” with respect to the Payment Shares that will result in the recognition of ordinary income as described above under “Tax Aspects — Incentive Stock Options;” (ii) not recognize capital gain to the extent that the amount realized in the disqualifying disposition exceeds the fair market value of the Payment Shares on the date acquired; (iii) have a basis with respect to those shares of stock received that are equal in number to the Payment

Shares tendered equal to the basis in the Payment Shares increased by the amount of ordinary income recognized as a result of the disqualifying disposition, and a basis in any additional shares equal to the amount of cash, if any, paid on the exercise; and (iv) for purposes of determining whether the minimum holding period requirements are satisfied upon subsequent dispositions, the holding period of all shares received will begin on the date the incentive stock option is exercised via tender of shares.

      Cashless Exercise of Options. If an Option holder enters into an arrangement with a brokerage firm whereby the brokerage firm lends the Option holder the funds to exercise the Option and then sells a sufficient number of the shares received upon the exercise to pay the purchase price, withholding taxes, and brokerage fees and charges, the Option holder may recognize a short-term capital loss for federal income tax purposes because the brokerage fees will reduce the amount realized on that sale. In addition, any margin or other loan charges resulting from that transaction may be deductible to the Option holder as an investment interest expense.

      Net Capital Gain. The maximum income tax rate for net capital gain for shares held for more than one year (i.e., the amount by which a net long-term capital gain exceeds any net short-term capital loss in the same taxable year) is 20% (10% for taxpayers in the 15% tax bracket). Effective for taxable years beginning after December 31, 2000, the 20% rate is reduced to 18% (8% for taxpayers in the 15% tax bracket).

      Alternative Minimum Tax. A taxpayer may be subject to an alternative minimum tax which is payable to the extent the alternative minimum tax exceeds the taxpayer’s regular income tax for the year. “Alternative minimum taxable income” consists of an individual’s taxable income determined with certain adjustments and increased by “items of tax preference.” In computing a taxpayer’s alternative minimum taxable income, the exercise of an incentive stock option generally is treated as the exercise of a nonqualified stock option. Consequently, the difference between the fair market value of the Common Stock on the exercise date and the exercise price is included in the taxpayer’s alternative minimum taxable income. As a result, under certain circumstances, an Option holder may incur alternative minimum tax liability for a taxable year in which he or she exercises an incentive stock option.

      Transferability of Certain Awards. For gift tax purposes, a transfer of a nonqualified option for no consideration may have tax consequences only if such transfer is a completed gift. The Internal Revenue Service takes the position that such transfer is a completed gift only to the extent the option is vested and exercisable.

      A completed gift of a nonqualified option (or a portion thereof) is a taxable gift to the extent that the amount of the gift, together with other completed gifts by that donor to the same donee in the same year, exceeds an annual exclusion. The amount of such annual exclusion is $10,000 for 2001, and may be adjusted annually thereafter for cost-of-living increases. For an option, the amount of the gift is the fair market value of the option on the date the gift is completed, as determined based one or more generally recognized option pricing models, which take into account such factors as the exercise price and expected life of the option, the current trading price, expected volatility and expected dividends of the underlying stock, and the risk-free interest rate over the remaining option term.

      If a transfer of a nonqualified option is a taxable gift, such transfer results in gift tax liability for the donor to the extent that such gift, together with all prior taxable gifts by the donor, exceeds a lifetime exemption, which exempts all taxable gifts from gift tax, and all transfers upon death from estate tax, up to a dollar amount. The amount of the lifetime exemption is $675,000 for 2001. The lifetime exemption is a cumulative exemption with respect to taxable gifts and transfers upon death so that taxable gifts made during an individual’s lifetime will reduce the amount of the lifetime exemption available, for estate tax purposes, with respect to transfers upon death. If an individual dies with an estate in excess of the lifetime exemption (less lifetime taxable gifts), the excess amount which do not pass to a spouse (amounts passed to a spouse are not subject to the gift and estate taxes) or to charity are subject to the estate tax. The rates for the gift and estate taxes, prescribed under a single schedule, are graduated, beginning with 37 percent and increasing to a maximum (for taxable transfers in excess of $3 million) of 55 percent in 2001.

      Federal tax legislation passed in 2001 provides that the lifetime exemption amount will increase in 2002 through 2010 and the maximum tax rate for estate and gift taxes will decline in 2002 through 2010. Specifically, the lifetime exemption in 2002 is increased to $1 million and the top tax rate in 2002 is decreased to 50%.

      A nonqualified option transferred by gift to a donee may be exercised by that donee, who will have the obligation to pay the exercise price. Upon exercise of the option, the Plan participant to whom the option was originally granted will have the same federal income tax consequences as if the option had not been transferred. Thus, if such participant is not subject to Section 16(b) of the Exchange Act, he or she will recognize ordinary income, upon exercise of the option by the donee, in an amount equal to the difference between the fair market value of the Common Stock on the exercise date and the purchase price.

      When Shares acquired upon exercise of the transferred option are sold or otherwise disposed of by the gift donee, that donee generally will recognize gain (or loss) equal to the difference between the amount realized and the donee’s tax basis in the shares. The donee’s tax basis those shares is the sum of the purchase price paid by the donee and the ordinary income recognized by the original option holder pursuant to exercise the option. Ordinarily, the gain (or loss) recognized on a sale or other disposition will be a long-term capital gain (or loss) if more than one year has elapsed between the date on which ordinary income was recognized and the date of the sale, or short-term capital gain (or loss) if a lesser period has elapsed.

      Tax Withholding. Holders of Awards must pay to the Company, or make provision satisfactory to the Administrator for payment of, any taxes required to be withheld with respect to any Award under the Plan no later than the date of the event creating tax liability. The Administrator may permit any participant to have the Company retain shares of Common Stock to satisfy the withholding tax liability for any transaction contemplated by the Plan. To the extent that shares are retained by the Company upon the exercise of an incentive stock option, a disqualifying disposition will occur with respect to the retained shares. See “Tax Aspects of Awards —Incentive Stock Options,” above.

      Loans. To the extent that the Company makes or guarantees any loan in connection with an Award, the borrower may recognize ordinary income to the extent that the interest rate on such loan is less than the interest rate prescribed by the Code or to the extent that the principal or interest on the loan is forgiven by the Company.

      Other Laws. The Plan is not subject to any portion of the Employee Retirement Income Security Act of 1974, nor is the taxation of benefits under the Plan governed by Code section 401(a).

      The foregoing discussion does not cover all income or other tax effects involved in an individual’s participation in the Plan. Accordingly, each individual should consult his or her own tax advisor concerning any matters relating to the particular tax consequences of participation in the Plan. If theindividual is subject to a state or local income tax or to the income tax of a country other than the United States, he or she should seek advice as to the tax laws in those jurisdictions.

OTHER INFORMATION CONCERNING THE PLAN AND AWARDS

      Shares Subject to the Plan: Except as provided below, no more than 9,375,000 shares of Common Stock, in the aggregate, may be issued under the Plan. If any Award, or portion of an Award, under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled as to any shares, or if any shares of Common Stock are surrendered to the Company in connection with any Award (whether or not such surrendered shares were acquired pursuant to any Award), the shares subject to such Award and the surrendered shares will thereafter be available for further Awards under the Plan; provided, however, that any such shares that are surrendered to the Company in connection with any Award or that are otherwise forfeited after issuance, or any shares forfeited, surrendered, canceled or withheld in connection with an Award to an individual other than an officer or director from the 1,000,000 shares specifically reserved for Awards of non-qualified options, will not be available for purchase pursuant to incentive stock options.

      In the event of changes in the Common Stock of the Company by reason of any stock dividend of or stock split or reverse stock split affecting, the Common Stock, the maximum number of shares reserved for issuance or with respect to which Awards may be granted under the Plan, shall, without further action of the Board, be adjusted to reflect such event. The Administrator may make adjustments in its discretion to address the treatment of fractional shares and fractional cents that arise as a result of the stock dividend, stock split or reverse stock split.

      In the event of any other changes affecting the Company, the capitalization of the Company or the Common Stock of the Company by reason of any spin-off, split-up, recapitalization, dividend, merger, consolidation, business combination or exchange of shares and the like, the Administrator may, in its discretion and without the consent of holders of Awards, adjust the maximum number and kind of shares reserved for issuance or with respect to which Awards may be granted under the Plan.

      Shares issued pursuant to the Plan may be from authorized and unissued shares of Common Stock or may be shares purchased on the open market. No fees, commissions or charges will be payable with respect to the issuance of any such Shares.

      Limit On Number of Shares Available to Any Individual under the Plan. The maximum number of shares of Common Stock for which Awards may be granted under the Plan to any individual during the Company’s fiscal year shall be 600,000 shares, provided, however, that individuals in their first year of employment with the Company may receive Awards covering up to 750,000 shares.

      Forfeitures; Adjustments to Awards: In the event of changes in the Common Stock of the Company by reason of any stock dividend of or stock split or reverse stock split affecting, Common Stock, the number of shares covered by and the exercise price and other terms of an Award, shall without further action of the Board, be adjusted equitably to reflect such event. The Administrator may make adjustments in its discretion to address the treatment of fractional shares and fractional cents that arise as a result of the stock dividend, stock split or reverse stock split.

      In the event of other changes affecting the Common Stock, the Company or its capitalization, by reason of any spin-off, split-up, dividend or recapitalization, or any merger, consolidation or share exchange, that does not result in a Change in Control, the Administrator, in its discretion and without the consent of the holder of the Award, may make any adjustments to the Award it deems appropriate, including but not limited to changes to the number and type of securities subject to the Award. However, no Award may be changed in connection with any merger, consolidation or share exchange that results in a Change in Control without the consent of the holder of that Award.

      Notwithstanding anything in the Plan to the contrary and without the consent of holders of Awards, the Administrator, in its sole discretion, may make any modifications to any Awards, including but not limited to cancellation, forfeiture, surrender or other termination of the Awards in whole or in part regardless of the vested status of the Award, but only to the extent necessary to facilitate any business combination that is authorized by the Board to comply with requirements for treatment as a pooling of interests transaction for accounting purposes under generally accepted accounting principles.

      The Administrator is authorized to make, in its discretion and without the consent of holders of Awards, adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

      Duration of the Plan: The Plan became effective on November 16, 1999. Unless sooner terminated by the Board, the Plan will remain in effect until all Shares subject to it have been purchased or acquired according to the Plan’s provisions.

      No Award shall be granted under the Plan after the close of business on November 16, 2009. Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to such termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

      Amendment, Modification, and Termination of the Plan: The Board, without further approval of the shareholders, may terminate, amend or modify the Plan or any portion thereof at any time.

      Transferability of Awards: Except as otherwise determined by the Administrator, and in any event in the case of an incentive stock option or a stock appreciation right granted with respect to an incentive stock option, no Award granted under the Plan is transferable by a grantee otherwise than by will or the laws of descent and distribution. Unless otherwise determined by the Administrator in accord with the provisions of the immediately preceding sentence, an Award may be exercised during the lifetime of the grantee, only by the grantee or, during the period the grantee is under a legal disability, by the grantee’s guardian or legal representative.

      Employment Rights: Nothing in the Plan or in any Award or any Award Agreement will interfere with or limit in any way the right of the Company to terminate any participant’s employment or service at any time with or without cause or notice. In addition, nothing in the Plan confers upon any participant any right to continued employment or service with the Company.

RESTRICTIONS ON RESALE

      This Prospectus may not be used for the resale of Shares acquired pursuant to this Prospectus by persons who may be deemed to be “affiliates” within the meaning of Rule 405 of the Securities Act of 1933. Rule 405, in effect, defines “affiliates” as persons who “directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with” the Company. Ordinarily, this concept only extends to persons who are executive officers, directors, or substantial shareholders (5% or more) of the Company.

      Non-affiliates may freely re-sell to the public any Shares acquired pursuant to this Prospectus. Affiliates, however, may only re-sell under a separate registration statement and prospectus (which the Company has no present intention of filing) or, assuming the availability thereof, under Rule 144 of the Securities Act of 1933 or another applicable exemption from registration. Rule 144 contains a number of conditions to its availability, including a requirement that the Company has filed all reports required by the Exchange Act, a limitation on the number of shares that may be sold in any given period of time and the manner of such sale, and a requirement that a form (Form 144) be filed at the time an order to sell is placed. However, the one-year holding period imposed by Rule 144 with respect to “restricted securities” does not apply to any sale of Common Stock acquired pursuant to the Plan.

      Award holders who are officers or directors of the Company are subject to the reporting and short-swing profits liability provisions of Section 16 of the Exchange Act. Consequently, these Award holders should be aware that reporting obligations may arise as a result of the grant or settlement of Awards and that any purchase and sale (or deemed purchase and sale) at a profit within six months may present a risk of liability under Section 16(b). In order to ensure compliance with these rules, Award holders should consult with counsel prior to effecting any transactions involving the purchase and sale (or the deemed purchase or sale) of Common Stock.

MATTERS INCORPORATED BY REFERENCE

      The Company is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, files reports and other information with the Securities and Exchange Commission. The following documents filed by the Company with the Securities and Exchange Commission are incorporated by reference into, and made a part of, this Prospectus:

(a) The Company’s Annual Report on Form 10-K filed pursuant to Sections 13 or 15(d) of the Exchange Act, filed April 13, 2001 (File No. 000-29515);

(b) All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above; and

(c) The description of the Common Stock contained in the Registration Statement filed with the Securities and Exchange Commission to register the Common Stock under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

      In addition to the foregoing, all documents subsequently filed by the Company under Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act (before the filing of a post-effective amendment to the registration statement of which this Prospectus forms a part that indicates that all securities offered pursuant to this Prospectus have been issued or that deregisters all securities then remaining under this Prospectus) shall be deemed to be incorporated by reference into, and to be a part of, this Prospectus from the date of filing of such documents.

      A copy of all materials incorporated by reference into this Prospectus (not including exhibits to such materials, unless such exhibits are specifically incorporated by reference in this Prospectus) will be furnished without charge to any participant requesting them. Requests should be made to the Corporate Secretary of the Company, 2180 Fox Mill Road, Herndon, Virginia 20171 (Telephone: 703-654-2000). Upon request the Company will also furnish without charge a copy of its latest Annual Report to shareholders.

ADDITIONAL INFORMATION

      The Company files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. These SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document the Company files at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.